Exhibit 99.1

ClearSign Technologies Corporation Provides Third Quarter 2021 Update

SEATTLE, November 23, 2021 -- ClearSign Technologies Corporation (Nasdaq: CLIR) ("ClearSign" or the "Company"), an emerging leader in industrial combustion and sensing technologies that improve energy, operational efficiency and safety while dramatically reducing emissions, today provides an update on operations for the third quarter ended September 30, 2021.

“We made progress in the commercialization of our products, including the recent receipt of a process burner order for a multi heater project,” said Jim Deller, Ph.D., Chief Executive Officer of ClearSign. “We fabricated and demonstrated our products in full scale installations and have received interest from our customers. As a result, we are seeing greater customer inquiries and proposal opportunities, and have developed a robust proposal pipeline in both our process burner and boiler burner technologies,” concluded Dr. Deller.

Recent strategic and operational highlights during and subsequent to the third quarter of 2021 include:

Announced Multi Heater Project for Major National Refiner: The Company received a purchase order from a Fortune 500 national refiner in connection with the first phase of the project to retrofit two process heaters with eight ClearSign Core™ burners each to be installed in their Midwest refinery.

Fabricated redesigned 2500hp water tube boiler burner in Tulsa and twin in China: The ClearSign Core™ water tube boiler burner has been redesigned and is now configured as a continuation of our fire tube boiler burner technology, and has been tested and proven to operate with results consistent with the fire tube size burners. One is ready to install in China and the Company is in process of negotiating arrangements for the demonstration and certification of that burner there.

500hp boiler burner demonstration and product launch at California Boiler: Following a successful demonstration, the ClearSign Core fire tube burner technology is operating and delivering sub 2.5ppm NOx, and is being offered for sale in retrofit or new boiler applications through ClearSign and partner California Boiler.

Announced the hiring of Brent Hinds as VP and Controller: Mr. Hinds was appointed by the board of ClearSign as the Company's VP and controller in October. Mr. Hinds joined ClearSign from Enovation Controls, Inc. a stand alone subsidiary of Helios Technologies, where he served as VP of Finance focused on global sales, manufacturing, and application engineering operations, working directly with original equipment manufacturers. His responsibilities there included consolidation of reporting across four legal entities totaling $120 million in revenues, $600 million in assets and $70 million in net-working capital.

Cash and cash equivalents were $8,841,000 on September 30, 2021.

There were 31,574,704 shares of our common stock issued and outstanding as of September 30, 2021.

The Company will be hosting a call at 5:00 PM ET today. Investors interested in participating on the live call can dial 1-866-372-4653 within the U.S. or 1-412-902-4217 from abroad. Investors can also access the call online through a listen-only webcast at https://www.webcaster4.com/Webcast/Page/987/43656 or on the investor relations section of the Company's website at http://ir.clearsign.com/overview.

The webcast will be archived on the Company's investor relations website for at least 90 days and a telephonic playback of the conference call will be available by calling 1-877-344-7529 within the U.S. or 1-412-317-0088 from abroad. Conference ID 10162021. The telephonic playback will be available for 7 days after the conference call.

About ClearSign Technologies Corporation

ClearSign Technologies Corporation designs and develops products and technologies for the purpose of improving key performance characteristics of industrial and commercial systems, including operational performance, energy efficiency, emission reduction, safety and overall cost-effectiveness. Our patented technologies, embedded in established OEM products as ClearSign Core™ and ClearSign Eye™ and other sensing configurations, enhance the performance of combustion systems and fuel safety systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, transport and power industries. For more information, please visit www.clearsign.com.

Cautionary note on forward-looking statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may,” “will” or other similar expressions. While management has based any forward-looking statements included in this press release on its current expectations on the Company’s strategy, plans, intentions, performance, or future occurrences or results, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, general business and economic conditions, the performance of management and our employees, our ability to obtain financing, competition, whether our technology will be accepted and adopted and other factors identified in our Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at www.sec.gov and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a competitive environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and, except as may be required by law, undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For further information:

Investor Relations:

Matthew Selinger

Firm IR Group for ClearSign

+1 415-572-8152

mselinger@firmirgroup.com